Exhibit 99.1


                          UNIVERSAL MONEY CENTERS, INC.
                       OFFERING OF SHARES OF COMMON STOCK

                    PLEASE GIVE THIS LETTER AND INSTRUCTIONS
                              YOUR PROMPT ATTENTION

THE ENCLOSED RIGHTS CERTIFICATE HAS VALUE. PLEASE DO NOT LOSE OR MUTILATE IT. YOUR RIGHTS CERTIFICATE EXPIRES AND BECOMES WORTHLESS AT 5:00 P.M., KANSAS CITY TIME, ON JULY __, 2000, UNLESS EXTENDED BY THE COMPANY, SO TAKE WHATEVER ACTION YOU
DESIRE  AS  SOON  AS   POSSIBLE.   THIS   RIGHTS   CERTIFICATE   IS
NON-TRANSFERABLE.

                                                      June __, 2000

Dear Shareholder:

      Universal Money Centers, Inc. (the "Company") is offering for sale to its shareholders shares of Common Stock, $.01 par value per share (the "Shares") to be issued by the Company. In connection with this offering, the Company is hereby distributing to you with this letter one non-transferable subscription right ("Right") for each share of the Company's common stock that you owned of record as of the close of business on June __, 2000. [The number of rights issued to you is based upon the number of shares of common stock held of record by you, taking into account the 1-for-20 reverse stock split of the outstanding common stock, which became effective on June __, 2000. The Rights distributed to you are set forth in the enclosed Rights Certificate.]

      Under your Basic Subscription Privilege, each Right entitles you to subscribe for and purchase one Share at a subscription price of $_____ per share. In addition, if you exercise your Basic Subscription Privilege to the fullest extent possible, you have an Over-subscription Privilege to purchase additional Shares, to the extent such Shares are available. Rights are nontransferable and may be exercised only by the holder of record thereof.

      If you desire to exercise your Rights in whole or in part, please carefully review and follow the enclosed instructions. Unless you exercise your Rights prior to 5:00 p.m., Kansas City time, on July __, 2000, unless extended by the Company, your Rights Certificate will become worthless. Shareholders who send their Rights Certificates to the Company by mail must allow adequate time for actual receipt prior to the date and time specified above.

      The Offering is being made upon all of the terms and conditions set forth in the Company's Prospectus, dated June __, 2000, a copy of which is enclosed herewith. If you wish to obtain an additional copy of the Prospectus, or if you have any questions concerning your Rights, please feel free to telephone Christopher D. Greek, Universal Money Centers, Inc. at
(913)-831-2055.

                               UNIVERSAL MONEY CENTERS, INC.


                               /s/ David S. Bonsal
                               ------------------------------
                               By:  David S. Bonsal
                               President and Chief Executive Officer